E*TRADE Financial Corporation
135 East 57th Street
New York, NY 10022

December 12, 2007

Wingate Capital Ltd.
c/o Citadel Limited Partnership
131 South Dearborn Street
Chicago, IL 60603
Attention: Adam Cooper, Esq.

Reference is made to the Master Investment and Securities Purchase Agreement (the “Agreement”), dated as of November 29, 2007, by and between Wingate Capital Ltd. (“Purchaser”), and E*Trade Financial Corporation (the “Company”).

Purchaser and the Company hereby agree as follows:

1. The allocation of the Purchased Common Stock issuable to Purchaser pursuant to the Agreement shall be amended to provide for (i) an increase, from 30,741,901 shares to 33,182,197 shares, in the aggregate number of shares of Common Stock issued and issuable to Purchaser in connection with the transactions contemplated to occur at the Initial Closing, and (ii) a corresponding decrease, from 49,125,186 shares to 46,684,890 shares, in the aggregate number of shares of Common Stock issuable to Purchaser in connection with the transactions contemplated to occur at the Final Closing. Accordingly, the Agreement is hereby amended as follows:

a. Clause “(c)” of the first “WHEREAS” clause is hereby deleted in its entirety and replaced with the following:

“(c) 33,182,197 shares of the Company’s common stock, par value $.01 per share (“Common Stock”), of which 10,000,000 shares will be issued to Purchaser at the Initial Closing and 23,182,197 will be issued to Purchaser immediately following termination or expiration on any applicable waiting period under the HSR Act with respect to such issuance; and”;

b. Clause “(b)” of the fourth “WHEREAS” clause is hereby deleted in its entirety and replaced with the following:

“(b) an additional 46,684,890 shares of Common Stock (together with the shares of Common Stock issued pursuant to clause (c) of the first WHEREAS clause, the “Purchased Common Stock” and the Purchased Common Stock together with the Springing Lien Notes being issued pursuant to this Agreement, the “Securities”); and ”;

c. The reference to “20,741,901 shares” in the first sentence of Section 2.01(a)(iii) is hereby deleted and replaced with “23,182,197 shares”; and

d. Clause “(A)” of Section 2.01(b)(i) is hereby deleted in its entirety and replaced with the following:

“(A) 46,684,890 shares of Purchased Common Stock; and”.

2. The proviso to Section 4.15 of the Agreement is hereby deleted in its entirety and replaced with the following:

“provided that:

(1) notwithstanding the foregoing clauses (a) through (e), (i) any purchase or agreement to purchase entered into prior to the date hereof shall be permitted, (ii) any purchase of securities issued by Federal National Mortgage Association or Freddie Mac shall be permitted, and (iii) none of the restrictions in the foregoing clauses (a) through (e) shall apply during any fiscal quarter of E*Trade Bank immediately following the quarter in which its regulatory capital exceeds the amount of regulatory capital required for it to be Well Capitalized by $500 million;

(2) “purchase for its own account” shall mean purchases of assets subject to E*TRADE Bank’s investment policy and included in an “investment portfolio” (as defined in FASB 115); and

(3) for purposes of clauses (d) and (e) above, the term “purchase for its own account” shall mean purchases in the secondary market and shall not include purchases of such mortgage loans or equity lines of credit originated by any Affiliate of the Company.”

3. Except as expressly set forth in this letter agreement, this letter agreement shall not constitute an amendment or modification of any other provision of the Agreement, and all terms, conditions and covenants contained in the Agreement shall remain in full force and effect in accordance with their terms. Each reference to “hereof”, “hereunder”, “herein”, “hereby” and each other similar reference, and each reference to “this Agreement” and each other similar reference contained in the Agreement shall refer to the Agreement as amended by this letter agreement; provided that each reference in the Agreement to “the date of this Agreement” or “the date hereof” (or any words of like import) shall be deemed to refer to November 29, 2007.

4. This letter agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York.

5. This letter agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document.

[Signature Page follows]

Please confirm your agreement to the foregoing by executing a counterpart to this letter agreement in the space provided below.

Very truly yours,

E*TRADE FINANCIAL CORPORATION

By: /s/ R. Jarett Lilien
Name: R. Jarett Lilien
Title: President and COO

ACCEPTED AND AGREED
as of the date first set forth above:

WINGATE CAPITAL LTD. By: Citadel Limited Partnership, Portfolio Manager By: Citadel Investment Group, L.L.C., its General Partner

By: /s/ Matthew Hinerfeld
Name: Matthew Hinerfeld
Title: Managing Director and Deputy General Counsel

cc:	Robert C. Schwenkel (Fried, Frank, Harris, Shriver & Jacobson LLP) Thomas P. Vartanian (Fried, Frank, Harris, Shriver & Jacobson LLP)